EXHIBIT 99

NEWS RELEASE

One Tellabs Center	FOR IMMEDIATE RELEASE
1415 West Diehl Road	April 20, 2005
Naperville, Illinois 60563 U.S.A.
Tel: +1.630.798.8800
Fax: +1.630.798.2000	MEDIA CONTACT:
www.tellabs.com	Ariana Nikitas
+1.630.798.2532
ariana.nikitas@tellabs.com

INVESTOR CONTACT:
Tom Scottino
+1.630.798.3602
tom.scottino@tellabs.com

Tellabs first-quarter revenue up 65% to $436 million

Naperville, Ill. — Tellabs today reported first-quarter 2005 revenue of $436 million, up 65% from $264 million in the first quarter of 2004. Tellabs’ first-quarter 2005 revenue includes a full quarter of AFC product revenue of $128 million. Excluding AFC product revenue, Tellabs’ revenue grew 17% year over year.

Tellabs earned $0.7 million or less than one cent per share in the first quarter of 2005 on a GAAP basis. Tellabs earned $26 million or 6 cents per share on a non-GAAP basis. Non-GAAP results exclude $13.2 million of restructuring and other charges and $13.9 million in the amortization of purchased intangibles and deferred stock compensation.

“Broad-based demand for our products propelled Tellabs’ first-quarter revenue growth. Our continued focus on improving profitability enabled Tellabs to exceed Street expectations,” said Krish A. Prabhu, Tellabs president and chief executive officer. “These results reflect our progress in successfully integrating the recently acquired companies, AFC and Vinci Systems.”

Transport — Revenue from transport systems totaled $158 million, up 16% from $136 million in the first quarter of 2004.

Access — Revenue from access products totaled $128 million. [Note: The access revenue category includes all products acquired through the merger with AFC, which closed on Nov. 30, 2004. Tellabs had no access category in the first quarter of 2004.]

Managed Access — Revenue from managed access systems was $93 million, up 34% from $69 million in the first quarter of 2004.

Broadband Data — Revenue from broadband data products was $7 million, up 69% from $4 million in the first quarter of 2004.

Voice Quality Enhancement — Revenue from voice-quality enhancement and other systems amounted to $15 million, down 34% from $23 million in the first quarter of 2004.

Services—Services revenue was $35 million, up 11% from $32 million in the first quarter of 2004.

On Feb. 2, Tellabs announced that its Board of Directors authorized the repurchase of up to $300 million in shares of the company’s outstanding common stock. As of April 19, 2005, Tellabs has purchased $118.7 million (16.5 million shares) of its common stock.

Simultaneous Webcast and Teleconference Replay — Tellabs will host an investor teleconference at 7:30 a.m. Central time today to discuss its first-quarter 2005 results. Internet users can hear a simultaneous webcast of the teleconference at tellabs.com; click on the webcast icon. A taped replay of the call will be available beginning at approximately 9 a.m. Central time today, until 9 a.m. Central time on Friday, April 22, at 800-633-8284. (Outside the United States, call 402-977-9140.) When prompted, enter the Tellabs reservation number: 21243129.

Tellabs (NASDAQ: TLAB) delivers technology that transforms the way the world communicates™. Tellabs experts design, develop, deploy and support wireless and wireline network solutions. The company’s comprehensive broadband portfolio enables carriers in almost 100 countries to succeed in the new competitive environment. Tellabs is part of the NASDAQ-100 Index. www.tellabs.com.

_________________

Forward-Looking Statements — This news release contains forward-looking statements that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: the introduction of new products, the entrance into new markets, the integration of new businesses, the ability to secure necessary resources, the response of customers and competitors, and the economic changes generally impacting the telecommunications industry. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events. For a more detailed description of the risk factors, please refer to the company’s SEC filings.

Tellabs®,[GRAPHIC OMITTED]® and Technology that Transforms the Way the World Communicates™ are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

TELLABS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
(In millions, except per-share data)	4/1/05	4/02/04

Revenue
Products	$ 400.5	$ 232.1
Services	35.1	31.7

	435.6	263.8
Cost of Revenue
Products	226.5	89.0
Services	27.1	24.3

	253.6	113.3

Gross Profit	182.0	150.5

Gross profit as a percentage of revenue	41.8%	57.1%

Gross profit as a percentage of revenue - products	43.4%	61.7%
Gross profit as a percentage of revenue - services	22.8%	23.3%

Operating expenses
Research and development	86.2	59.9
Sales and marketing	46.1	37.2
General and administrative	22.2	20.4
Restructuring and other charges	13.2	16.2
Amortization of purchased intangibles and deferred stock compensation (1)	13.9	6.0

	181.6	139.7

Operating Earnings	0.4	10.8

Other Income (Expense)
Interest income, net	5.7	5.9
Other expense, net	(2.7)	(1.0)

	3.0	4.9

Earnings Before Income Tax	3.4	15.7
Income tax expense	(2.7)	(2.3)

Net Earnings	$ 0.7	$ 13.4

Net Earnings Per Share
Basic	$ 0.00	$ 0.03

Diluted	$ 0.00	$ 0.03

Weighted Average Shares Outstanding
Basic	455.8	415.2

Diluted	458.8	420.9

(1) Amortization of deferred stock compensation relates to the following cost and expense categories by period:

Cost of revenue	$ 0.1	$ -
Research and development	2.6	2.0
Sales and marketing	0.1	0.1
General and administrative	0.1	-

	$ 2.9	$ 2.1

TELLABS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	4/1/05	12/31/04
(In millions, except share data)	(Unaudited)

ASSETS
Current Assets
Cash and cash equivalents	$ 184.9	$ 292.9
Investments in marketable securities	810.8	823.3

	995.7	1,116.2

Other marketable securities - Cisco stock	186.9	204.0

Accounts receivable, net	267.7	309.4
Inventories
Raw materials	38.7	39.2
Work in process	15.1	13.6
Finished goods	101.4	63.6

	155.2	116.4
Income taxes	64.3	62.5
Miscellaneous receivables and other current assets	50.3	50.0

Total Current Assets	1,720.1	1,858.5

Property, Plant and Equipment	613.1	619.1
Less: accumulated depreciation	(296.3)	(290.3)

	316.8	328.8
Goodwill	1,096.1	1,092.3
Intangible Assets, Net of Amortization	144.7	156.0
Other Assets	115.7	126.0

Total Assets	$ 3,393.4	$ 3,561.6

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$ 110.1	$ 96.3
Accrued liabilities	179.4	206.4
Restructuring and other charges	18.7	13.4
Cisco stock loan	186.9	204.0
Income taxes	45.7	43.2

Total Current Liabilities	540.8	563.3

Long-Term Restructuring Liabilities	29.7	33.0
Income Taxes	115.1	117.1
Other Long-Term Liabilities	54.0	51.0

Stockholders' Equity
Preferred stock: authorized 5,000,000 shares of $0.01 par value;
no shares issued and outstanding	-	-
Common stock: authorized 1,000,000,000 shares of $0.01 par value;
467,608,736 and 466,910,981 shares issued, including treasury stock	4.7	4.7
Additional paid-in capital	1,146.9	1,145.9
Deferred compensation expense	(17.6)	(21.8)
Treasury stock, at cost: 19,705,000 and 3,250,000 shares	(248.3)	(129.6)
Accumulated other comprehensive income
Cumulative translation adjustment	101.1	129.0
Unrealized net losses on available-for-sale securities	(5.6)	(3.1)

Total accumulated other comprehensive income	95.5	125.9
Retained earnings	1,672.6	1,672.1

Total Stockholders' Equity	2,653.8	2,797.2

Total Liabilities and Stockholders' Equity	$ 3,393.4	$ 3,561.6

RESULTS OF OPERATIONS

Forward-Looking Statements

This presentation contains forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management’s expectations, estimates and assumptions, based on the information available at the time the document was prepared. These forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives and expectations. The words “anticipate,” “believe,” “estimate,” “target,” “expect,” “predict,” “plan,” “possible,” “intend,” “likely,” “will,” “would,” “should,” “could,” “may” and similar expressions are intended to identify forward-looking statements.

Results of Operations

For the first quarter of 2005, our revenue grew by 65% to $435.6 million. The increase in revenue includes $127.8 million in product revenue from Advanced Fibre Communications, Inc. (“AFC”), which we acquired in November 2004. Non-AFC revenue, driven by increasing demand for our transport, managed access and broadband data products, was up 17% compared to the first quarter of 2004. On a GAAP basis, we earned $0.7 million, or less than one cent per share in the first quarter of 2005, compared with $13.4 million, or $0.03 per share in the first quarter of 2004. The decline in earnings is primarily attributable to a 15 percentage point decline in our overall gross margins as a result of the inclusion of products from the acquisition of AFC. These products typically carry lower gross margins than our other products.

Revenue

	First Quarter

	2005	2004	Change

Transport	$158.0	$136.1	16%
Access	127.8	-	N/M
Managed Access	93.1	69.4	34%
Voice Quality Enhancement	15.0	22.7	(34)%
Broadband Data	6.6	3.9	69%
Services	35.1	31.7	11%

Total	$435.6	$263.8	65%

North America	$324.0	$172.9	87%

International	$111.6	$90.9	23%

Revenue from Transport products improved on the continuing strength in shipments of our Tellabs® 5500 digital cross-connect systems to wireless and wireline customers. In particular, wireless customers in North American continue to remain a significant source of growth, accounting for 58% of all Transport product revenue, compared to 48% in the first quarter of 2004. Revenue from our Tellabs® 7100 optical transport systems also grew substantially year-over-year as deployment of this equipment by a major customer continued into 2005.

Revenue from our first full quarter of Access product revenue amounted to $127.8 million. We believe the acquisition of AFC gives us a strategic position in the Fiber to the Premise and Fiber to the Curb applications that will drive residential access growth going forward. We estimate that slightly more than 40% of this quarter’s Access revenue is related to Fiber to the Premise and Fiber to the Curb deployments, with the balance coming from copper-based access solutions.

Revenue from Managed Access products grew 34% year over year. The increase comes from broad-based demand, driven in part by the continuing release of new software and hardware enhancements.

Overall revenue from Voice Quality Enhancement products declined year-over-year. The decline follows a strong first-quarter 2004 in which one large International order dominated our results. Within North America, however, we saw increased year-to-year demand from wireless customers for our voice-quality products.

Broadband Data revenue was up year-over-year, and we continue to gain traction. Since its introduction, we have shipped our Tellabs® 8800 multi-service router series to 12 revenue-generating customers. Of those 12, eight are currently using the product to deliver live traffic. That’s up from two live networks at this time last year.

Our revenue from services increased from the year-ago periods due primarily to the acquisition of AFC.

Gross Margin

	First Quarter

	2005	2004	Change

Consolidated Margin	41.8%	57.1%	(15.3)%
Product Margin	43.4%	61.7%	(18.3)%
Services Margin	22.8%	23.3%	(0.5)%

Gross margins declined as a result of the lower margin product line being included in this quarter. The addition of these lower-margin Access products reduced our first-quarter 2005 gross margin by approximately 14 percentage points, compared with the first quarter of 2004. This decrease was partially offset by 2 percentage points of improvement due to the full-quarter 2005 impact of outsourcing on our manufacturing costs. In addition, margins in the first quarter of 2004 were benefited by 4 percentage points due to a favorable settlement with a vendor.

Operating Expenses

	First Quarter

	2005	2004	Change

Total Operating Expenses	$181.6	$139.7	$41.9
Items included in the total:
Restructuring and other charges	13.2	16.2	(3.0)
Amortization of purchased intangibles and deferred stock compensation	13.9	6.0	7.9
All other	$154.5	$117.5	$37.0

Our operating expenses increased primarily due to the addition of AFC’s expenses, slightly offset by lower headcount and facility-related costs due to prior restructuring activities. Restructuring and other charges for the first quarter of 2005 were primarily due to previously disclosed reorganization of our Denmark and Finland based businesses.

The increase in the amortization of purchased intangibles and deferred stock compensation is due to the acquisitions of AFC and Vinci, both in the fourth quarter of 2004.

In order to achieve our targeted synergies following our acquisition of AFC, and to support achievement of our strategic and financial goals, we are currently reviewing our spending, asset utilization and product development roadmap opportunities to optimize revenue, improve asset utilization and contain spending. We expect that potential opportunities could include closing facilities, reducing our workforce and realigning research and development spending within our product portfolio. Although we have not completed these plans, it is likely that future implementation of the plans could result in restructuring and similar charges.

Other Income/(Expense)

	First Quarter

	2005	2004	Change

Interest income, net	$5.7	$5.9	$(0.2)
Other	(2.7)	(1.0)	(1.7)

Total	$3.0	$4.9	$(1.9)

Total other income declined as flat interest income was offset by losses on the sale of certain marketable securities.

Income Taxes

For the first quarter of 2005, we recorded a tax expense of $2.7 million compared to a tax expense of $2.3 million in the first quarter of 2004.  Overall our tax rate continues to be affected by changes in the mix of income from domestic and foreign sources, and the impact of the reversal of a valuation allowance on domestic tax expense.

Financial Condition, Liquidity & Capital Resources

Our principal source of liquidity remained our cash and equivalents and marketable securities, which decreased by approximately $120.6 million during the quarter to $995.6 million. This decrease primarily reflects our previously announced stock repurchase program. Through April 19, 2005, we repurchased $118.7 million (16.5 million shares) of our common stock, under a plan authorized by the board of directors that enables us to repurchase up to $300.0 million.

We believe that the current level of working capital, particularly cash and marketable securities, is sufficient to meet our normal operating requirements for the foreseeable future. Further, we believe that sufficient resources exist to support our future growth and strategic needs. Future sources of working capital may be from cash-on-hand, cash generated from future operations, short-term or long-term financing, equity offerings or any combination of these sources.

Our current policy is to retain our earnings to provide funds to enhance shareholder value by expanding our business, repurchasing our equity when we believe it to be undervalued and for operating activities. We do not anticipate paying a cash dividend in the foreseeable future.

Our Products

Transport products include Tellabs® 5000 digital cross-connect systems, including Tellabs® 5300 series and Tellabs® 5500 series, Tellabs® 6500 transport switch and Tellabs® 7100 optical transport system.

Access products include Tellabs® 1000 Multi-service Access series, the Tellabs® 1100 Multi-service Access series and the Tellabs® 1600 Optical Networking Terminal series products.

Managed Access products include Tellabs® 8100 managed access system, Tellabs® 6300 managed transport system and Tellabs® 2300 telephony distribution system.

Voice Quality Enhancement products include Tellabs® 3000 series of VQE products.

Broadband Data products include Tellabs® 8800 multi-service router series and Tellabs® 8600 multi-service router series products.

TELLABS, INC.
NON-GAAP RESULTS OF OPERATIONS (1)
(Unaudited)

	Three Months Ended
(In millions, except per-share data)	4/1/05	4/2/04	Change

Revenue
Products	$ 400.5	$ 232.1
Services	35.1	31.7

	435.6	263.8	65.1%
Cost of Revenue
Products	226.5	98.2
Services	27.1	24.3

	253.6	122.5

Gross Profit	182.0	141.3	28.8%

Gross profit as a percentage of revenue	41.8%	53.6%	-11.8%

Gross profit as a percentage of revenue - products	43.4%	57.7%	-14.2%
Gross profit as a percentage of revenue - services	22.8%	23.3%	-0.6%

Operating expenses
Research and development	86.2	59.9
Sales and marketing	46.1	37.2
General and administrative	22.2	20.4

	154.5	117.5

Operating Earnings	27.5	23.8

Other Income (Expense)
Interest income, net	5.7	5.9
Other expense, net	(2.7)	(1.0)

	3.0	4.9

Earnings Before Income Tax	30.5	28.7
Income tax expense	(4.3)	(3.3)

Net Earnings	$ 26.2	$ 25.4

Net Earnings Per Share
Basic	$ 0.06	$ 0.06

Diluted	$ 0.06	$ 0.06

Weighted Average Shares Outstanding
Basic	455.8	415.2

Diluted	458.8	420.9

(1) In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Tellabs, Inc. provides non-GAAP results of operations as additional information for its operating results. These measures are not in accordance with, or an alternative for, GAAP and may be different from measures used by other companies. The non-GAAP results of operations eliminate certain items of expenses and losses from cost of goods sold, operating expenses and other income and expenses. The Company's management believes that this presentation allows investors to evaluate the current operational and financial performance of the Company's core business as an indicator of future operational and financial performance. The Company's management uses these measures for reviewing its financial results and for business planning and performance. Tellabs, Inc.'s management discloses this information externally along with a complete reconciliation of their comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. Furthermore, while some of these items have been periodically reported in Tellabs, Inc.'s results of operations, including significant restructuring and other charges, their occurrence in future periods is dependent upon future business and economic factors, among other evaluation criteria, and may frequently be beyond the control of management.

See the attached schedule disclosing the adjustments made to the above non-GAAP results of operations.

TELLABS, INC.
RECONCILIATION OF NON-GAAP ADJUSTMENTS
(Amounts in millions, except per-share data)
(Unaudited

	Three Months Ended 04/01/05 (a)
	As Reported	Adjustments	Non-GAAP

Cost of Goods Sold	253.6	-	253.6

Gross Profit	182.0	-	182.0

Total Operating Expenses	181.6	(27.1)	154.5

Income Tax Expense	(2.7)	(1.6)	(4.3)

Net Earnings	0.7	25.5	26.2

Net Earnings Per Share
Basic	$0.00	$0.06	$0.06
Diluted	$0.00	$0.06	$0.06

	Three Months Ended 04/02/04 (b)
	As Reported	Adjustments	Non-GAAP

Cost of Goods Sold	113.3	9.2	122.5

Gross Profit	150.5	(9.2)	141.3

Total Operating Expenses	139.7	(22.2)	117.5

Income Tax Expense	(2.3)	(1.0)	(3.3)

Net Earnings	13.4	12.0	25.4

Net Earnings Per Share
Basic	$0.03	$0.03	$0.06
Diluted	$0.03	$0.03	$0.06

(a)	The $27.1 million charge to Operating Expenses reflects $11.0 million for amortization of purchased intangible assets, $2.9 million for amortization of deferred compensation related to acquisitions, $11.0 million for severance and related costs due to previously announced headcount reductions primarily in Denmark, Finland, and the US, $3.0 million for the impairment of property, plant and equipment disposed of or held for sale, and $0.4 million in additional loss on the sale of the Denmark facility, and a $1.2 million net accrual reversal for excess leased facilities due to favorable sublease activity.

(b)	The $9.2 million credit to Cost of Goods Sold reflects $2.8 million in costs associated with the outsourcing of Finland manufacturing operations, offset by a $12.0 million reversal of a prior accrual for excess purchase commitments due to a favorable settlement. Charges for Finland manufacturing outsourcing were $2.3 million for inventory adjustments and $0.5 million for transition costs.

The $22.2 million charge within Operating Expenses reflects $3.9 million for amortization of purchased intangible assets, $2.1 million for amortization of deferred compensation related to acquisitions, $4.1 million for severance payments, $12.6 million for the write-down of property, plant, and equipment disposed of or held for sale, $1.4 million for excess leased facilities expenses, and $2.4 million for other obligations, partially offset by a $4.3 million reversal of previously recorded expense relating to estimated salvage value on disposal of property, plant and equipment